Ashland Partners & Company LLP

ASHLAND

525 Bigham Knoll, Suite 200
Jacksonville, OR 97530
541.857.8800
Fax 503.213.7245
www.ashlandpartners.com

CONSENT OF INDEPENDENT CRETIFIED PUBLIC ACCOUNT FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the amendment to the registration statement of Valued Advisers Trust, which is anticipated to be filed on January 6, 2012 or as soon as possible thereafter, relating to the TVAM International Intrinsic Value Fund regarding our verification performed for Todd-Veredus Asset Management LLC's compliance with the Global Investment performance Standards (GIPS®).

Richard Kemmling, CPA, CIPM
Partner